NEWS RELEASE ©2021 U. S. Steel. All Rights Reserved www.ussteel.com CONTACTS: John O. Ambler Vice President Corporate Communications T – (412) 433-2407 E – joambler@uss.com Kevin Lewis Vice President Investor Relations T – (412) 433-6935 E – klewis@uss.com United States Steel Corporation Further Strengthens Balance Sheet by Permanently De-risking a Portion of its Pension Plan PITTSBURGH, November 11, 2021 – United States Steel Corporation (NYSE: X) (“U. S. Steel”) today announced it has purchased group annuity contracts from Banner Life Insurance Company and William Penn Life Insurance Company of New York (both subsidiaries of Legal & General America, Inc. and, together, referred to as “Legal & General”) to transfer approximately $284 million of the Company’s pension plan obligations to Legal & General. The purchase of the group annuity contracts will be funded directly by the assets of the pension plan. “Legal & General was carefully selected by an independent fiduciary as a highly rated and experienced retirement benefits provider to ensure our retirees’ benefits are secured and maintained, a continued priority of our Best for AllSM strategy,” said U. S. Steel President and Chief Executive Officer David B. Burritt. “This transaction is yet another meaningful step in strengthening the Company’s balance sheet and further de-risking our pension plan, a plan that remains more than 100% funded and is an important source of differentiation versus some peers in the steel industry.” The purchase results in the transfer of administrative and benefit-paying responsibilities for approximately 17,800 U.S. retirees and beneficiaries to Legal & General. Legal & General will begin paying benefits for certain retirees and beneficiaries in the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) on January 1, 2022. There will be no change to the pension benefits for any retirees and beneficiaries as a result of the transaction. Details will be provided to retirees and beneficiaries whose continuing payments will be fulfilled by Legal & General.

©2021 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com As a result of the transaction, the Company expects to recognize a non-cash pension settlement charge of approximately $110 million, subject to finalization of actuarial assumptions and other applicable adjustments in the fourth quarter of 2021. ### Forward-Looking Statements This release contains information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” "should," “will,” "may" and similar expressions or by using future dates. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and those described from time to time in our future reports filed with the Securities and Exchange Commission. References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its consolidated subsidiaries.

©2021 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com 2021 – 043 Founded in 1901, United States Steel Corporation is a leading steel producer. With an unwavering focus on safety, the company’s customer-centric Best for All℠ strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With a renewed emphasis on innovation, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value- added steel products such as U. S. Steel’s proprietary XG3™ advanced high-strength steel. The company also maintains competitively advantaged iron ore production and has an annual raw steelmaking capability of 26.2 million net tons. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com.